Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BLINK COUTURE INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF NOVEMBER, A.D. 2009, AT 11:40 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3718482 8100

090981804

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7616162

DATE: 11-02-09

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
BLINK COUTURE INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Blink Couture Inc. held on October 20, 2009, the Directors approved the following resolution:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing "Article IV Authorized Shares" by inserting the following three new paragraphs following the current text of Article IV:

Upon the effective date of the filing of this amendment with the office of the Secretary of State of the State of Delaware (the "Effective Date"), each 52 1/2 shares of Common Stock then issued, which are the only voting securities of the Corporation issued and outstanding, shall be automatically reclassified into one share of Common Stock. All fractional interests in shares shall be rounded up to the nearest whole share.

From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. Each Share of Common Stock shall continue to have $.0001 par value after the reverse Stock Split.

From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

SECOND: That thereafter, pursuant to Delaware General Corporation Laws Section 228, a consent in writing, setting forth the action so taken, was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of November, 2009.

By: */s/ Thomas W. Colligan*

Title: President

Name: Thomas W. Colligan

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:53 AM 11/02/2009
FILED 11:40 AM 11/02/2009
SRV 090981804 - 3718482 FILE